Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

[date]

Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas 75201

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the "Registration Statement") of Hilltop Holdings Inc., a Maryland corporation ("Hilltop"), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed merger of SWS Group, Inc., a Delaware corporation, with and into Peruna LLC, a Delaware limited liability company ("Peruna"), with Peruna as the surviving entity.

        We have participated in the preparation of the discussion set forth in the section entitled "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,